EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in Registration Statements Nos. 333-02245, 333-42010, 333-50809, 333-86846, 33-78102 and 333-151763 on Form S-8 of our reports dated January 14, 2009 relating to the consolidated financial statements and financial statement schedule of Photronics, Inc. and subsidiaries and the effectiveness of Photronics, Inc. and subsidiaries internal control over financial reporting appearing in this Annual Report on Form 10-K of Photronics, Inc. and subsidiaries for the year ended November 2, 2008.

/s/ Deloitte & Touche LLP Stamford, Connecticut January 14, 2009